Exhibit 99.2

Press Release

Contacts:
Investors:	William Kuser	203-573-2213
Media:	Mary Ann Dunnell	203-573-3034

Kevin Mahoney Joins Chemtura as Senior Vice President and Corporate Controller

MIDDLEBURY, CT – October 30, 2006 - Chemtura Corporation (NYSE: CEM) announced that Kevin V. Mahoney has joined Chemtura today as senior vice president and corporate controller.

Mahoney comes to Chemtura after 18 years with American Express Company, where he most recently was senior vice president of corporate reporting, responsible for financial reporting globally.  He succeeds Michael Vagnini, who has elected to leave Chemtura to pursue other interests.

“I want to thank Mike for his dedication and many contributions to the company, and to wish him much success in his future endeavors,” said Executive Vice President and Chief Financial Officer Karen R. Osar. “I also want to welcome Kevin as a key member of our finance organization and its leadership team.  His 30 years of public and corporate accounting experience will serve Chemtura well.”

Mahoney brings thorough knowledge of U.S. and international financial regulations, GAAP requirements and Sarbanes-Oxley compliance; is versed in driving efficiency through the application of the latest technologies; and is experienced at developing strategic perspectives on global business policies and strategies, acquisitions, and structures for divestitures and joint ventures.

Mahoney joined American Express in 1988 as vice president of financial reporting and analysis for Travel Related Services (TRS), became senior vice president of global business management and analysis for TRS in 1995, and was named controller, Western Hemisphere, in 2000.

Previously, Mahoney was senior manager of accounting policies and financial reporting for Colgate-Palmolive Company.  Prior to that, he was a senior manager with KPMG LLP.

Mahoney earned a master’s in financial management from Pace University in New York City and a bachelor’s in accounting from St. Peter’s College in Jersey City, New Jersey.

Chemtura Corporation, with pro forma 2005 sales of $3.9 billion, is a global manufacturer and marketer of specialty chemicals, crop protection and pool, spa and home care products. Additional information concerning Chemtura is available at www.chemtura.com.